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Exhibit 99.2 Merger Agreement

Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

dated as of December 12, 2001

by and among

SDL plc

Arctic Inc.

and

ALPNET, Inc.

TABLE OF CONTENTS

    This Table of Contents is not part of the Agreement to which it is attached but is inserted for convenience only.

i

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		19
4.01.	Organization and Qualification	19
4.02.	Authority Relative to this Agreement	19
4.03.	Non-Contravention; Approvals and Consents	19
4.04.	Information Supplied	20
4.05.	Vote Required	20
4.06.	Financing	20
4.07.	Legal Proceedings	20
4.08.	Compliance with Laws and Orders	21
4.09.	Compliance with Agreemetns; Certain Agreements	21
ARTICLE V COVENANTS		21
5.01.	Covenants of the Company	21
5.02.	No Company Solicitations	24
5.03.	Third Party Standstill Arrangements	24
5.04.	Conduct of Business of Sub	25
5.05.	Takeover Statutes	25
ARTICLE VI ADDITIONAL AGREEMENTS		25
6.01.	Access to Information; Confidentiality	25
6.02.	Preparation of Proxy Statement	25
6.03.	Approval of Sharesholders	26
6.04.	Regulatory and Other Approvals	27
6.05.	Directors' and Officers' Indemnification and Insurance	27
6.06.	Expenses	28
6.07.	Brokers or Finders	28
6.08.	Conveyance Taxes	29
6.09.	Option Cancellations	29
6.10.	Non-Solicitation of Employees	29
ARTICLE VII CONDITIONS		29
7.01.	Conditions to Each Party's Obligation to Effect the Merger	29
7.02.	Conditions to Obligation of Parent and Sub to Effect the Merger	30
7.03.	Conditions to Obligation of the Company to Effect the Merger	30
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		31
8.01.	Termination	31
8.02.	Effect of Termination	32
8.03.	Amendment	33
8.04.	Waiver	33
ARTICLE IX GENERAL PROVISIONS		34
9.01.	Non-Survival of Representations, Warranties, Covenants and Agreements	34
9.02.	Notices	34
9.03.	Entire Agreement; Incorporation of Exhibits	35
9.04.	Public Announcements	35
9.05.	No Third Party Beneficiary	35
9.06.	No Assignment; Binding Effect	35
9.07.	Headings	35
9.08.	Invalid Provisions	35
9.09.	Governing Law; Consent to Jurisdiction	36
9.10.	Enforcement of Agreement	36
9.11.	Certain Definitions	36
9.12.	Counterparts	37

GLOSSARY OF DEFINED TERMS

    The following terms, when used in this Agreement, have the meanings ascribed to them in the corresponding Sections of this Agreement listed below:

"affiliate"	Section 9.11(a)
"Agreement"	Preamble
"Antitrust Division"	Section 6.05
"beneficially"	Section 9.11(b)
"business day"	Section 9.11(c)
"CERCLA"	Section 3.15(b)
"Certificate of Merger"	Section 1.03
"Certificates"	Section 2.02(b)
"Closing"	Section 1.02
"Closing Date"	Section 1.02
"Code"	Section 2.02(g)
"Common Stock Trust"	Section 2.02(e)(ii)
"Company"	Preamble
"Company Affiliates"	Section 6.04
"Company Alternative Transaction"	Section 5.02
"Company Common Stock"	Section 2.01(b)
"Company Financial Advisor"	Section 3.21
"Company Financial Statements"	Section 3.05
"Company Insurance Policies"	Section 3.18
"Company Option Plans"	Section 2.01(d)
"Company Permits"	Section 3.10
"Company Plans"	Section 3.13(a)
"Company Preferred Stock"	Section 3.02(a)
"Company SEC Reports"	Section 3.05
"Company Shareholders' Approval"	Section 6.03(b)
"Company Shareholders' Meeting"	Section 6.03(b)
"Constituent Corporations"	Section 1.01
"Contracts"	Section 3.04(a)
"Control," "Controlling," "Controlled by" and "Under Common Control with"	Section 9.11(a)
"Effective Time"	Section 1.03
"Employee Option"	Section 2.01(d)
"Environmental Law"	Section 3.15(e)(i)
"Environmental Permits"	Section 3.15(a)
"ERISA"	Section 3.13(a)
"Excess Shares"	Section 2.02(e)
"Exchange Act"	Section 3.04(b)
"Exchange Agent"	Section 2.02(a)
"Exchange Fund"	Section 2.02(a)
"Exchange Ratio"	Section 2.01(c)
"FTC"	Section 6.05
"Governmental or Regulatory Authority"	Section 3.04(a)
"group"	Section 9.11(h)
"Hazardous Material"	Section 3.15(e)(ii)
"HSR Act"	Section 3.04(b)
"Indemnified Liabilities"	Section 6.06(a)
"Indemnified Parties"	Section 6.06(a)

"Intellectual Property Rights"	Section 3.16(d)
"knowledge"	Section 9.11(e)
"laws"	Section 3.04(a)
"Lien"	Section 3.02(b)
"material", "material adverse effect" and "materially adverse"	Section 9.11(f)
"Maximum Amount"	Section 6.08(c)
"Merger"	Preamble
"Merger Consideration"	Section 2.01(c)
"Options"	Section 3.02(a)
"orders"	Section 3.04(a)
"Parent"	Preamble
"Parent Proposal"	Preamble
"Parent Shareholders' Approval"	Section 6.03(a)
"Parent Shareholders' Meeting"	Section 6.03(a)
"person"	Section 9.11(h)
"Proxy Statement"	Section 3.09
"Representatives"	Section 9.11(i)
"SEC"	Section 3.04(b)
"Secretary of State"	Section 1.03
"Securities Act"	Section 3.04(b)
"Shareholders' Meetings"	Section 6.03(b)
"Sub"	Preamble
"Sub Common Stock"	Section 2.01(a)
"Subsidiary"	Section 9.11(j)
"Superior Company Transaction"	Section 6.03(b)
"Surviving Corporation"	Section 1.01
"Surviving Corporation Common Stock"	Section 2.01(a)
"taxes"	Section 3.12(f)
"Utah Code"	Section 1.01

    This AGREEMENT AND PLAN OF MERGER dated as of December 12, 2001 (the "Agreement") is made and entered into by and among SDL plc, a company organized under the laws of England and Wales ("Parent"), Arctic Inc., a Utah corporation which is wholly owned directly or indirectly by Parent ("Sub"), and ALPNET, Inc., a Utah corporation (the "Company").

    WHEREAS, the Board of Directors of the Company has determined that the business combination transaction on the terms set forth herein in which Sub would merge with and into the Company and the Company would become a wholly-owned subsidiary of Parent (the "Merger") is fair to and in the best interests of the Company and its shareholders and has approved this Agreement and the Merger and the other transactions contemplated hereby and has recommended that the shareholders of the Company adopt this Agreement;

    WHEREAS, the Board of Directors of Parent has determined that the Merger is fair to and in the best interests of Parent and its shareholders and has approved this Agreement and the Merger and the other transactions contemplated hereby in the Merger (the "Parent Proposal");

    WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

    WHEREAS, in furtherance of such Merger, Parent proposes (i) to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the outstanding shares of Company Common Stock (as defined in Section 2.01(b)) for the Merger Consideration (as defined in Section 2.01(c)), upon the terms and subject to the conditions set forth in this Agreement and (ii) to cause Sub to subsequently merge with and into the Company so that the Company would become a wholly-owned subsidiary of Parent (the "Merger");"

    NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby the parties hereto agree as follows:

ARTICLE I
THE MERGER

    1.01  The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.03), Sub shall be merged with and into the Company in accordance with Chapter 10a of the Utah Revised Business Corporations Act (the "Utah Code"). At the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). The Company and Sub are sometimes referred to herein as the "Constituent Corporations". As a result of the Merger, the outstanding shares of capital stock of the Constituent Corporations shall be converted or canceled in the manner provided in Article II.

    1.02  Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.01, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VII, the closing of the Merger (the "Closing") will take place at the offices of Dechert, 2 Serjeants' Inn, London EC4Y 1LT at 10:00 a.m., local time, on the business day following satisfaction of the condition set forth in Section 7.01(a), unless another date, time or place is agreed to in writing by the parties hereto (the "Closing Date"). At the Closing there shall be delivered to Parent, Sub and the Company the certificates and other documents and instruments required to be delivered under Article VII.

    1.03  Effective Time.  At the Closing, a certificate of merger (the "Certificate of Merger") shall be duly prepared and executed by the Surviving Corporation and thereafter delivered to the Secretary of State of the State of Utah (the "Secretary of State") for filing, as provided in the Utah Code as soon as practicable on the Closing Date. The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State (the date and time of such filing being referred to herein as the "Effective Time").

    1.04  Articles of Incorporation and By-Laws of the Surviving Corporation.  At the Effective Time, (i) the Articles of Incorporation of Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation and (ii) the By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-Laws.

    1.05  Directors and Officers of the Surviving Corporation.  The directors of Sub and the officers of Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

    1.06  Effects of the Merger.  Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the Utah Code.

    1.07  Further Assurances.  Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full title to all assets, properties, privileges, rights, approvals, immunities and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

ARTICLE II
CONVERSION OF SHARES

    2.01.  Conversion and Cancellation of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof:

      (a)  Capital Stock of Sub.  Each issued and outstanding share of the common stock, no par value, of Sub ("Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation ("Surviving Corporation Common Stock"). Each certificate representing outstanding shares of Sub Common Stock shall at the Effective Time represent an equal number of shares of Surviving Corporation Common Stock.

      (b)  Cancellation of Stock Owned by Parent and Subsidiaries.  All shares of common stock, of no par value, of the Company ("Company Common Stock") that are owned by Parent, Sub or any other wholly-owned Subsidiary (as defined in Section 9.11(h)) of Parent or the Company or any wholly owned Subsidiaries of the Company shall be canceled and retired and shall cease to exist and no Merger Consideration or other consideration shall be paid or delivered in exchange therefor.

      (c)  Merger Consideration.  Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with 2.01(b), if any, and Dissenting Shares as defined in Section 2.03) shall be converted into the right to receive $0.21 in cash (the "Merger Consideration"). All shares of Company Common Stock converted into the Merger Consideration in accordance with this Section 2.01(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger

  Consideration, upon the surrender of such certificate in accordance with Section 2.02, without interest.

      (d)  Treatment of Options.  At the Effective Time each of the employee stock option plans set forth on Schedule 3.02 (the "Company Option Plans") shall terminate and each option to purchase shares of Company Common Stock outstanding thereunder at the Effective Time (an "Employee Option") pursuant to the Company Stock Option Plans shall terminate; provided, however, any holder of an Employee Option under the Company Stock Option Plans shall have the right, immediately prior to the Effective Time, to exercise such Employee Option in whole or in part whether or not the applicable vesting requirements have been satisfied.

    2.02.  Exchange of Certificates.

      (a)  Exchange Agent.  At the Effective Time, Parent shall make available to the Surviving Corporation for deposit with a bank or trust company designated before the Closing Date by Parent and reasonably acceptable to the Company (the "Exchange Agent") the Merger Consideration to be held for the benefit of and distributed to such holders in accordance with this Section. The Exchange Agent shall agree to hold such Merger Consideration (such Merger Consideration being referred to as the "Exchange Fund") for delivery as contemplated by this Section and upon such additional terms as may be agreed upon by the Exchange Agent, the Company and Parent.

      (b)  Exchange Procedures.  As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares are converted pursuant to Section 2.01(c) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration which such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. In no event shall the holder of any Certificate be entitled to receive interest on any portion of the Merger Consideration to be received in the Merger. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, the portion of the Merger Consideration which is payable with respect to such shares of Company Common Stock may be paid to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time for all corporate purposes of the Company to represent only the right to receive that portion of the Merger Consideration payable in connection therewith pursuant to the Merger.

      (c)  No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been paid at the Effective Time in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates. From and after the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section.

      (d)  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the shareholders of the Company for six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) as general creditors for payment of the Merger Consideration. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any portion of the Merger Consideration or other cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e)  Withholding Rights.  Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as the Company and Parent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent.

    2.03.  Dissenters Rights.  (i) Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Company Common Stock the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the Utah Code and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.01(c), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the Utah Code; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the Utah Code, shall be deemed to be converted into, as of the Effective Time, the right to receive the Merger Consideration pursuant to Section 2.01(c).

      (ii) The Company shall give Parent (x) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the applicable provisions of the Utah Code relating to the appraisal process received by the Company and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Utah Code. The Company will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands which consent shall not be unreasonably withheld.

    2.04.  The Offer.  (a) Subject to the conditions of this Agreement, as promptly as reasonably practicable, Sub shall, and Parent shall cause Sub to, commence within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (such Act and the rules and regulations promulgated thereunder being referred to herein as the "Exchange Act") the Offer. The obligations of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A attached hereto. Sub expressly reserves the right to waive any condition to the Offer or amend or modify the terms of the Offer, except that, without the written consent of the Company, Sub shall not (i) reduce the number of shares of Company Common Stock subject to the Offer,

(ii) reduce the Merger Consideration per share of Company Common Stock to be paid pursuant to the Offer, (iii) waive the Minimum Tender Condition, add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in any manner adverse to the holders of Company Common Stock, or (iv) change the form of consideration payable in the Offer. Parent and Sub agree that if all of the conditions to the Offer are not satisfied on any scheduled expiration date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Sub shall extend the Offer from time to time until such conditions are satisfied or waived, provided that Sub shall not be required to extend the Offer beyond February 10, 2002. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer promptly after the expiration of the Offer.

      (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). Parent and Sub agree that the Offer Documents shall comply as to form in all material respects with the Exchange Act, and the rules and regulations promulgated thereunder and the Offer Documents, on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to information supplied by the Company or any of its shareholders specifically for inclusion or incorporation by reference in the Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and the Offer Documents as so amended or supplemented to be disseminated to the Company's shareholders, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the shareholders of the Company. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

      (c) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and purchase any shares of Company Common Stock that Sub becomes obligated to accept for payment, and purchase pursuant to the Offer.

      (d) The Company hereby approves of and consents to the Offer, the Merger and the other transactions contemplated by this Agreement. The Company hereby represents that the Company's Board of Directors (the "Board of Directors"), at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interest of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Stock Option Agreement dated the date hereof by and between the Company and Sub (the "Option Agreement"), and (iii) resolved to recommend that the Company's shareholders accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt this Agreement and the Merger. The Company further represents that D.A. Davidson & Co. has rendered to the Board of Directors its written opinion (a copy of which has been furnished to

  Parent prior to the execution and delivery of this Agreement by the Company) to be included in the Schedule 14D-9 (as defined below), to the effect that the consideration to be received by the holders of the shares of Company Common Stock pursuant to each of the Offer and the Merger is fair to the holders of such shares from a financial point of view. The Company has been advised that all of its directors and executive officers intend to tender their shares of Company Common Stock pursuant to the Offer.

      (e) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended or supplemented from time to time, the "Schedule 14D-9") describing the recommendation of the Board of Directors of the Company to the Company's shareholders that they accept the Offer, tender their shares pursuant to the Offer and approve this Agreement and shall mail the Schedule 14D-9 to the holders of Company Common Stock. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied by Parent or Sub specifically for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's shareholders, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to shareholders of the Company. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

      (f)  In connection with the Offer and the Merger, the Company shall cause its transfer agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders, the consenting beneficial owners and the names and addresses of the brokers representing the non-consenting beneficial holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's shareholders Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the other transactions contemplated by this Agreement, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    3.01.  Organization and Qualification.  Each of the Company and its Subsidiaries is a corporation or a partnership duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties except for such failures to be in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby. Each of the Company and its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted and in good standing which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect (as defined in Section 9.11(e)) on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby. Schedule 3.01 sets forth (i) the name and jurisdiction of incorporation or organization of each Subsidiary of the Company, (ii) its authorized capital stock or other equity or ownership interests, (iii) the number of issued and outstanding shares of capital stock or other equity or ownership interests in each Subsidiary, and (iv) the record owners of such capital stock, shares or other equity or ownership interests. The record owners of such capital stock, shares or other equity or ownership interests shown in Schedule 3.01 own such capital stock, shares, or equity or ownership interests free and clear of all Liens and no person holds any option, warrant, right, put or call with respect to nor has any right to acquire any interest in any such capital stock, shares or equity or ownership interests. Except for interests in the Subsidiaries of the Company and as disclosed in Schedule 3.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, trust, limited liability company, joint venture or other entity or organization. The Company has previously delivered or made available to Parent true, correct and complete copies of the articles of incorporation and bylaws (or other comparable organizational documents) of the Company and each of its Subsidiaries.

    3.02.  Capital Stock.  (a) The authorized capital stock of the Company consists solely of 100,000,000 shares of Common Stock and 4,000,000 shares of Preferred Stock with the following authorized series: 459,411 shares of $2.55 convertible, voting, non-cumulative 10% preferred stock, series B, without par value ("Series B Preferred Stock"); 584,257 shares of $3.09 convertible, voting, non-cumulative 10% preferred stock, series C, without par value ("Series C Preferred Stock"); and 87,339 shares of $2.81 convertible, voting, non-cumulative 10% preferred stock, series D, without par value ("Series D Preferred Stock"). As of September 30, 2001 there was 32,519,558 shares of Company Common Stock issued and outstanding. As of the date hereof, no shares of the Series B, C, or D Preferred Stock are issued and outstanding. 5,533,535 shares of Common Stock were reserved for issuance under stock option plans that provide for the grant of options to purchase shares of Company Common Stock to non-employee directors, officers and employees of the Company (the "Company Option Plans") and 2,956,251 shares of Common Stock were reserved for issuance under all other options, warrants and convertible notes granted and/or issued by the Company. Since September 30, 2001, there has been no change in the number of issued and outstanding shares of Company Common Stock or shares of Company Common Stock reserved for issuance, except for shares that have been issued upon the exercise of options previously granted under the Company Option Plans and which are listed in Schedule 3.02. All of the issued and outstanding shares of Company Common Stock are, and all shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable. Except pursuant to this Agreement and except as set forth in this Section 3.02 or in Schedule 3.02, there are no outstanding subscriptions, options, warrants, rights, calls, (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, "Options"), obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of the Company or any Subsidiary or to grant, extend or enter into any Option with respect thereto.

      (b) Except as disclosed in Schedule 3.02, (x) all of the outstanding shares of capital stock or other equity or ownership interests of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable and (y) all of the outstanding shares of capital stock or other equity or ownership interests of each Subsidiary of the Company are owned, beneficially and of record, by the Company or a Subsidiary which is wholly owned, directly or indirectly, by the Company, free and clear of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each, a "Lien"). Except as disclosed in Schedule 3.02, there are no (i) outstanding Options obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity or ownership interests of any Subsidiary of the Company (other than an Option in favor of a wholly-owned Subsidiary of the Company) or to grant, extend or enter into any such Option or (ii) voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company or a Subsidiary wholly owned, directly or indirectly, by the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity or ownership interests of any Subsidiary.

      (c) Except as disclosed in Schedule 3.02, there are no outstanding contractual obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock or other equity or ownership interests of any Subsidiary of the Company or to provide funds to, acquire any securities of or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

    3.03.  Authority Relative to this Agreement.  The Company has full corporate power and authority to enter into this Agreement and commence the Offer, to perform its obligations hereunder and to consummate the transactions contemplated hereby subject to obtaining the Company Shareholders' Approval (as defined in Section 6.03(b)). The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company; the Board of Directors of the Company has recommended adoption of this Agreement by the shareholders of the Company and directed that this Agreement be submitted to the shareholders of the Company for their consideration, and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than obtaining the Company Shareholders' Approval. This Agreement has been duly and validly executed and delivered by the Company and, subject to the obtaining of the Company Shareholders' Approval, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject to applicable bankruptcy laws and principles of equity.

    3.04.  Non-Contravention; Approvals and Consents.  (a) Except as disclosed in Schedule 3.04, the execution and delivery of this Agreement by the Company do not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable organizational documents) of the Company or any of its Subsidiaries or (ii) to the best of the Company's knowledge, subject to the obtaining of the Company Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any statute, law, rule, regulation or ordinance (together, "laws"), or any judgment, decree, order, writ, permit or license (together, "orders"), of any government, court, tribunal, arbitrator, authority, agency, commission, stock exchange, self-regulatory organization, official or other instrumentality of the United States, any foreign country, supranational organization or any domestic or foreign state, county, city or other political subdivision, including, without limitation, the SEC or the Internal Revenue Service, (a "Governmental or Regulatory Authority") applicable to the Company or any of its Subsidiaries or any of their respective assets or properties, or (y) any note, bond, mortgage, security agreement, indenture, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind (together, "Contracts") to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clause (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement.

      (b) Except (i) for the filing of the Schedule 14D-9, (ii) for the filing of the proxy statement or information statement (the "Proxy Statement") relating to the Company Shareholders' Meeting (as defined in Section 6.03(b)), as amended or supplemented from time to time, with the SEC pursuant to the Exchange Act, (iii) for the filing of the Certificate of Merger and other appropriate merger documents required by the Act with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iv) as disclosed in Schedule 3.04, no consent, approval, authorization or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement.

    3.05.  SEC Reports and Financial Statements.  The Company delivered or has made available to Parent prior to the execution of this Agreement a true, correct and complete copy of each form, report, schedule, registration statement, definitive proxy statement and other document (together with all amendments thereof and supplements thereto) filed by the Company or any of its Subsidiaries with the SEC since December 31, 1998 (as such documents have since the time of their filing been amended or supplemented, the "Company SEC Reports"), which are all the documents that the Company and its Subsidiaries were required to file with the SEC since such date. As of their respective dates, the Company SEC Reports and any Company SEC Reports filed prior to the Effective Time (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in the Company SEC Reports filed prior to the Effective Time (the "Company Financial Statements") complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were in accordance with the books and records of the Company and its Subsidiaries, were prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments (which are not individually or in the aggregate, material)) the consolidated assets, liabilities and financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows and changes in financial position for the respective periods then ended. Each Subsidiary of the Company is treated as a consolidated Subsidiary of the Company in the Company Financial Statements for all periods covered thereby.

    3.06.  Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, (a) since December 31, 2000 there has not been any change, event or development having, or that would have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries taken as a whole, and (b) except as disclosed in Schedule 3.06, between such date and the date hereof (i) since December 31, 2000 the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice and (ii) since September 30, 2001 neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would constitute a breach of any provision of clause (ii) of Section 5.01(b).

    3.07.  Absence of Undisclosed Liabilities.  Except as disclosed in Schedule 3.07 and to the extent reflected in or specifically reserved against in the balance sheet for the period ended December 31, 2000 included in the Company Financial Statements or as disclosed in Company SEC Reports filed since December 31, 2000 and prior to the date hereof, neither the Company nor any of its Subsidiaries had at such date, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due) of any nature, except liabilities or obligations (i) which were incurred in the ordinary course of business consistent with past practice; (ii) which exceed $100,000 individually or $500,000 in the aggregate, or (iii) which have been incurred in connection with this Agreement and the transactions contemplated hereby.

    3.08.  Legal Proceedings.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Schedule 3.08, (i) there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of the Company threatened against, relating to or affecting, the Company, any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement, and (ii) neither the Company nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, or on the ability of the Company to consummate the transactions contemplated by this Agreement.

    3.09.  Information Supplied.  The Proxy Statement, the Schedule 14D-9 and any other documents to be filed by the Company with the SEC or any other Governmental or Regulatory Authority in connection with the Merger, the Offer and the other transactions contemplated hereby will (in the case of the Proxy Statement, the Schedule 14D-9 and any such other documents filed with the SEC under the Exchange Act) comply as to form in all material respects with the requirements of the Exchange

Act and will not, on the date of its filing or at the date it is mailed to shareholders of the Company and, in the case of the Proxy Statement, at the time of the Company Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Parent or Sub expressly for inclusion therein.

    3.10.  Compliance with Laws and Orders.  The Company and each Subsidiary of the Company is in compliance with all applicable laws of all Governmental or Regulatory Authorities applicable to them except when such failure to comply, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, the Company and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

    3.11.  Compliance with Agreements; Certain Agreements.  (a) Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Company or any of its Subsidiaries or (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

      (b) Except as disclosed in Schedule 3.11(b) or in the Company SEC Reports filed prior to the date of this Agreement or as provided for in this Agreement, as of the date hereof and the Effective Time, neither the Company nor any of its Subsidiaries is a party to any oral or written (i) consulting agreement not terminable on thirty (30) days' or less notice, (ii) union or collective bargaining agreement, (iii) agreement with any executive officer or other key employee of the Company or any of its Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered or the benefits of which will be increased, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement, (iv) agreement with respect to any executive officer or other key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee or (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement except in the case of clauses (i) and (ii) where such agreements, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or on the ability of the Company to consummate the transactions contemplated hereby.

    3.12.  Taxes.  Except as set forth on Schedule 3.12 and except for such matters that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole:

      (a) The Company and its subsidiaries (i) have duly filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by the Company or its subsidiaries, all of which Tax Returns are true and correct; (ii) have within the time and manner prescribed by applicable law paid or, prior to the Effective Time, will pay all Taxes required to be paid in respect of the periods covered by such Tax Returns or otherwise due to any Taxing Authority; (iii) have established or, prior to the Effective Time, will establish, in accordance with their normal accounting practices and procedures, accruals and reserves that are adequate for the payment of all Taxes not yet due and payable and attributable to any period preceding the Effective Time; (iv) are not delinquent in the payment of any Tax; and (v) have not received written notice of any deficiencies for any Tax from any Taxing Authority against the Company or any of its subsidiaries, which deficiency has not been satisfied. Neither the Company nor any of its subsidiaries is the subject of any currently ongoing Tax audit except as set forth on Schedule 3.12(a). With respect to any taxable period ended prior to December 31, 1996, all federal income Tax Returns including the Company or any of its subsidiaries have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or any of its subsidiaries (other than liens for Taxes not yet due). Since 1996, no claim has been made in writing by a Taxing Authority in a jurisdiction where the Company or its subsidiaries do not file Tax Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction. Neither the Company nor any of its subsidiaries has filed an election under Section 341(f) of the Code to be treated as a consenting corporation.

      (b) Neither the Company nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other person with respect to Taxes. Neither the Company nor any of its subsidiaries is now or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written and including, without limitation, any arrangement required or permitted by applicable law (including pursuant to Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law)) which (i) requires the Company or any of its subsidiaries to make any Tax payment to (other than payments made prior to December 31, 2000) or for the account of any other person, (ii) affords any other person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or any of its subsidiaries, or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or any of its subsidiaries from any other person.

      (c) The Company and its subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

      (d) For purposes of this Agreement, (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise,

  franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, value added, inventory, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority, (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax, and (iii) "Taxing Authority" means the Internal Revenue Service or any other federal, state, local or foreign governmental authority responsible for the collection of Taxes or the administration of the laws related to Taxes.

    3.13.  Employee Benefit Plans; ERISA.  (a) Schedule 3.13 contains a true and complete list of each "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), including, without limitation, multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company or any ERISA Affiliate (as defined below) has any present or future right to benefits or under which the Company or any ERISA Affiliate has any present or future liability except where the failure to list such employee benefit plans, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. "ERISA Affiliate means (i) any corporation included with Company in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Company within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Company is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Company under Section 414(o) of the Code. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Company Plans".

      (b) With respect to each Company Plan, the Company has made available to Parent prior to the execution and delivery of this Agreement a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other Company authorized written communications by the Company or any of its Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan; and (iv) for the three most recent fiscal years (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) actuarial valuation reports and (D) attorney's response to an auditor's request for information. All contributions to and payments from any Company Plan which is a "pension plan" within the meaning of ERISA Section 3 have been timely and fully made.

      (c) Except as specifically set forth on Schedule 3.13: (i) each Company Plan has been established and administered in all material respects in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has been so qualified at all times since its inception and has received a favorable determination letter as to its qualification, and to the knowledge of Company nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (v) no material "prohibited transaction" (as such term is defined in ERISA Section 406 and Code Section 4975) has occurred with respect to any Company Plan; (vi) no Company Plan provides retiree welfare benefits and neither the Company nor any of its Subsidiaries has any obligations to provide any retiree welfare benefits; and (vii) each trust related to a Company Plan which is intended to be exempt from taxation under Code Section 501(a) has been so exempt at all times since its inception, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such exemption.

      (d) No Company Plan (or prior plan subject to ERISA) is now or at any time has been subject to Title IV of ERISA nor constituted a multiemployer plan (within the meaning of ERISA Section 3(37) or Section 4001(a)(3)).

      (e) With respect to any Company Plan: (i) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and (ii) to the Company's knowledge, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

      (f)  Except as set forth on Schedule 3.13(f), no Company Plan exists that could result in the payment to any present or former employee of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G (whether in connection with a termination of employment or otherwise).

      (g) None of the assets of any Company Plan is invested in any property constituting "employer real property" or an "employer security" within the meaning of Section 407 of ERISA.

      (h) Any insurance premium under any insurance policy related to a Company Plan for any period up to and including the Closing Date shall have been paid or accrued on or before the Closing Date, and, with respect to any such insurance policy or premium payment obligation, neither the Company, any Subsidiary nor the Parent or Surviving Corporation shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

      (i)  With respect to each Company Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Company and each of its Subsidiaries comply with the continuation coverage and certification requirements of the Code and ERISA in all material respects. Schedule 3.13(i) sets forth those participants currently receiving COBRA benefits through the Company.

      (j)  No employee or former employee is entitled to receive or has been entitled to receive compensation in excess of the amount permitted as a deduction under section 162(m) of the Code.

      (k) The Company and each of its Subsidiaries maintain policies or practices, on the proper classification for all employees, leased employees, consultants and independent contractors, for all purposes (including, without limitation, for all tax purposes and for purposes of determining eligibility to participate in any Company Plan.)

    3.14.  Labor Matters.  Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or in Schedule 3.14, there are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any representatives of its employees, except as would not, individually or in the aggregate, have a material adverse effect on the

Company and its Subsidiaries taken as a whole, and, to the knowledge of the Company, there are no material organizational efforts presently being made involving any of the now unorganized employees of the Company or any of its Subsidiaries. Since December 31, 1997, there has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries except as is not having or could not be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

    3.15.  Environmental Matters.  (a) Each of the Company and its Subsidiaries has obtained all licenses, permits, authorizations, approvals and consents from Governmental or Regulatory Authorities which are required under any applicable Environmental Law (as defined below) in respect of its business or operations ("Environmental Permits"), except for such failures to have Environmental Permits which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. Each of such Environmental Permits is in full force and effect and each of the Company and its Subsidiaries is in compliance with the terms and conditions of all such Environmental Permits and with any applicable Environmental Law, except for such failures to be in compliance which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole.

      (b) To the knowledge of the Company, no site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries is listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and the rules and regulations thereunder ("CERCLA"), or on any similar state or local list of sites requiring investigation or clean-up.

      (c) No Liens have arisen under or pursuant to any Environmental Law on any site or facility owned, operated or leased by the Company or any of its Subsidiaries, other than any such Liens on real property not individually or in the aggregate material to the Company and its Subsidiaries taken as a whole, and no action of any Governmental or Regulatory Authority has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens, and neither the Company nor any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any such site or facility owned by it in any deed to the real property on which such site or facility is located.

      (d) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by, or which are in the possession of, the Company or any of its Subsidiaries in relation to any site or facility now or previously owned, operated or leased by the Company or any of its Subsidiaries which have not been delivered to Parent prior to the execution of this Agreement.

      (e) As used herein:

         (i) "Environmental Law" means any law or order of any Governmental or Regulatory Authority relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes; and

        (ii) "Hazardous Material" means (A) any petroleum or petroleum products, flammable explosives, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls (PCBs); (B) any chemicals or other materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import under any Environmental Law; and (C) any other chemical or other material or substance, exposure to which is now or hereafter prohibited, limited or regulated by any Governmental or Regulatory Authority under any Environmental Law.

    3.16.  Intellectual Property; Proprietary Rights; Employee Restrictions.  (a) All Intellectual Property Rights used by the Company or its Subsidiaries in their respective businesses are owned by the Company or such Subsidiaries by operation of law or have been validly assigned or licensed to the Company or such Subsidiaries or the Company or such Subsidiary otherwise has the right to use such Intellectual Property Rights in its business as currently conducted except (i) as set forth on Schedule 3.16, or (ii) for such failures that could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Company or its Subsidiaries taken as a whole. The Company or its Subsidiaries have exclusive ownership of or a license to use all Intellectual Property Rights used by the Company or its Subsidiaries in the Company's and its Subsidiaries' businesses as presently conducted, including all other registered Intellectual Property Rights used in connection with or contained in all versions of the Company's or any of its Subsidiary's World Wide Web sites and all licenses, assignments and releases of Intellectual Property Rights of others without which the Company or its Subsidiaries could not offer the services they currently offer or has obtained any licenses, releases or assignments reasonably necessary to use all third parties' Intellectual Property Rights in works embodied in its services, except, for such failures as, either individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The business activities or products of the Company and its Subsidiaries do not, to the best of the Company's knowledge, infringe any Intellectual Property Rights of others. To the knowledge of the Company, except as set forth on Schedule 3.16 the Company and its Subsidiaries have not received any notice or other claim from any person asserting that any of the Company's or its Subsidiaries present activities infringe or may infringe any Intellectual Property Rights of such person.

      (b) Except as set forth on Schedule 3.16 and as have not had and could not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole, (i) the Company has the right to use all trade secrets, customer lists, hardware designs, programming processes, software and other information required for its services or its business as presently conducted or contemplated by the Company and its Subsidiaries; (ii) each of the Company and its Subsidiaries has taken all reasonable measures to protect and preserve the security and confidentiality of its trade secrets and other confidential information; (iii) all employees and consultants of the Company or its Subsidiaries involved in the design, review, evaluation or development of products or Intellectual Property Rights have executed nondisclosure and assignment of inventions agreements to protect the confidentiality of the Company's and its Subsidiaries' trade secrets and other confidential information and to vest in the Company and its Subsidiaries, as applicable, exclusive ownership of such Intellectual Property Rights; (iv) to the knowledge of the Company, all trade secrets and other confidential information of the Company and its Subsidiaries are not part of the public domain or knowledge, nor, to the knowledge of the Company, have they been misappropriated by any person having an obligation to maintain such trade secrets or other confidential information in confidence; or (v) to the knowledge of the Company, no employee or consultant of the Company or any of its Subsidiaries has used any trade secrets or other confidential information of any other person in the course of their work for the Company or any such Subsidiary.

      (c) To the knowledge of the Company, no university, government agency (whether federal or state) or other organization sponsored research and development conducted by the Company or any of its Subsidiaries or has any claim of right to or ownership of or other encumbrance upon any of the Intellectual Property Rights of them, except for such claims or other encumbrances that would not reasonably be expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole. The Company is not aware of any infringement by others of its copyrights or other Intellectual Proprietary Rights in any of its technology or services, or any violation of the confidentiality of any of its proprietary information. To the Company's knowledge, the Company and its Subsidiaries are not making unlawful use of any confidential information or trade secrets of any past or present employees except as set forth on Schedule 3.08. For the purposes of this Section 3.16, and except where the context otherwise requires, Intellectual Property Rights also includes any and all intellectual property rights, licenses, databases, computer programs and other computer software user interfaces, know-how, trade secrets, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, display screens, layouts, development tools, instructions, templates, marketing materials created by the Company or its Subsidiaries, inventions, trade dress, logos and designs.

      (d) For purposes of this Section 3.16, "Intellectual Property Rights" means patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, domain names, URL addresses, copyrights and copyright rights and all pending applications for and registrations of any of the foregoing.

    3.17  Assets.  The assets, properties, rights and Contracts, including (as applicable) title or leaseholds thereto, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a material adverse effect on the Company and its Subsidiaries taken as a whole. All material real property owned by the Company and its Subsidiaries is owned free and clear of all Liens, except (i) those reflected or reserved against in the latest balance sheet or notes thereto included in the Company Financial Statements, (ii) taxes and general and special assessments not in default and payable without penalty or interest, and (iii) Liens that do not materially adversely interfere with any present use of such property or would not interfere with or materially detract from the sale of such property.

    3.18.  Insurance.  Schedule 3.18 sets forth a complete and accurate list of all material policies of insurance of the Company and its Subsidiaries currently in force, including surety bonds or other credit support therefor (the "Company Insurance Policies"), the current annual premiums for each Company Insurance Policy and the types of risk covered and limits of coverage. All Company Insurance Policies are in full force and effect and all premiums due thereon have been paid. The Company has complied in all respects with the terms and provisions of the Company Insurance Policies, except where such failure is not expected to have a material adverse effect on the Company or its Subsidiaries taken as a whole The Company has never applied for and been refused or denied any policy of insurance with respect to securities liability or fraud, director and officer liability, product liability matters, matters arising by reason of clinical trials, environmental matters or workmen's compensation. Except as set forth on Schedule 3.18, the Company's insurance coverage is in kind and amount based on current industry practice and past history and practice of the Company and its Subsidiaries.

    3.19.  Affiliate Arrangements.  Except as disclosed in Schedule 3.19, neither the Company nor any of its Subsidiaries is a party to any Contract, arrangement, understanding or other commitment or pending or proposed transaction with any director or officer of the Company or any of its Subsidiaries or any affiliates of any such persons (other than compensation arrangements entered into in the ordinary course of business and other than as disclosed in the Company SEC Reports filed prior to the date of this Agreement and employee health, welfare and benefit plans available generally to the employees of the Company and its Subsidiaries or any Investments).

    3.20.  Vote Required.  The affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Shareholders' Meeting (as defined in Section 6.03(a)) with respect to the adoption of this Agreement is the only vote of the holders of any class or series of the capital stock of the Company required to adopt this Agreement, approve the Merger, commence the Offer and any other transactions contemplated hereby. Without limiting the foregoing, the Company Board of Directors has taken all reasonably necessary actions to ensure that approval of only a majority of the outstanding shares of Company Common Stock is required to approve the Merger, the Offer and any other transaction contemplated hereby under the Utah Code and the Company's Articles of Incorporation and By-Laws.

    3.21.  Opinion of Financial Advisor.  The Company has received the opinion of D.A. Davidson & Co. (the "Company Financial Advisor"), dated the date hereof, to the effect that, as of the date hereof, the consideration to be received in the Merger by the shareholders of the Company is fair from a financial point of view to the shareholders of the Company, and a true and complete copy of such opinion has been delivered to Parent prior to the execution of this Agreement.

    3.22.  Ownership of Parent Common Stock.  As of the date hereof, the Company and its Subsidiaries beneficially own no ordinary shares of Parent ("Parent Common Stock").

    3.23.  Control Share Acquisition Act Not Applicable.  The provisions of Title 61 Chapter 6 of the Utah Code (the Control Share Acquisition Act) do not and will not, apply to this Agreement, the Offer, the Merger, any acquisition of Company Common Stock by Parent Sub or their affiliates or the other transactions contemplated hereby.

    3.24  Books and Records.  The minute books and other records of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, including the maintenance of an adequate system of internal controls. The Company minute books contain in all material respects accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors and committees of the board of directors of the Company, and no meeting of any such shareholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

    3.25.  Consequences of Consummation of the Merger.  Except as otherwise stated in the Schedules, the consummation of the Merger will not give rise to a right of termination of any agreement for the employment of any director, officer or senior employee of the Company.

    3.26.  No Bankruptcy or Insolvency.  No petition has been filed by or against the Company or any Subsidiary of the Company under any bankruptcy, insolvency, reorganization, liquidation, moratorium or similar law nor to the knowledge of the Company has such action or similar action been threatened. No trustee or receiver over the Company or any Subsidiary of the Company or their respective assets has been appointed and no application or petition for such appointment has been made or filed nor to the knowledge of the Company has any person threatened any such or similar action.

    3.27.  Internal Controls.  The Company and the Subsidiaries of the Company have each (a) maintained and kept books, records and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets and (b) devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles, consistently applied and (B) to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action in taken with respect to any differences.

    3.28.  Investment Company Act.  As of the date hereof, neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940 (the "1940 Act"), or is subject to registration under the 1940 Act or the Investment Advisers Act of 1940 (the "Advisers Act").

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub represent and warrant to the Company as follows:

    4.01.  Organization and Qualification.  Each of Parent and its Subsidiaries (including Sub) is a corporation or company duly incorporated or organized, validly existing under the laws of its jurisdiction of incorporation or organization and has full power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties, except for such failures to be so incorporated or organized, existing and in good standing or to have such power and authority which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent and its Subsidiaries taken as a whole. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Each of Parent and its Subsidiaries is duly qualified, licensed or admitted to do business in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or admitted which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on Parent or Sub's ability to consummate the transactions contemplated hereby.

    4.02.  Authority Relative to this Agreement.  Each of Parent and Sub has full corporate power and authority to enter into this Agreement and, subject to obtaining the Parent Shareholders' Approval (as defined in Section 6.03(a)), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by each of Parent and Sub of the transactions contemplated hereby have been duly and validly approved by their respective Boards of Directors and by Parent in its capacity as the sole shareholder of Sub and no other corporate proceedings on the part of either of Parent or Sub or their shareholders are necessary to authorize the execution, delivery and performance of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby, other than obtaining the Parent Shareholders' Approval. Assuming the accuracy of the representations and warranties set forth in Section 3.28, this Agreement has been duly and validly executed and delivered by each of Parent and Sub and, subject to obtaining the Parent Shareholders' Approval, constitutes a legal, valid and binding obligation of each of Parent and Sub enforceable against each of Parent and Sub in accordance with its terms.

    4.03.  Non-Contravention; Approvals and Consents.

      (a) Except as disclosed in Schedule 4.03, the execution and delivery of this Agreement by each of Parent and Sub do not, and the performance by each of Parent and Sub of its obligations hereunder and the consummation of the transactions contemplated hereby will not, conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of (i) the certificates or articles of incorporation or bylaws (or other comparable organizational documents) of Parent or any of its Subsidiaries, or (ii) subject to obtaining the Parent Shareholders' Approval and the taking of the actions described in paragraph (b) of this Section, (x) any laws or orders of any Governmental or Regulatory Authority applicable to Parent or any of its Subsidiaries or any of their respective assets or properties, or (y) any Contracts to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound, excluding from the foregoing clauses (x) and (y) conflicts, violations, breaches, defaults, terminations, modifications, accelerations and creations and impositions of Liens which, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

      (b) Except (i) for the filing of the Proxy Statement and the Offer Documents with the SEC pursuant to the Exchange Act, (ii) for the filing of the Certificate of Merger and other appropriate merger documents required by the Utah Code with the Secretary of State and appropriate documents with the relevant authorities of other states in which the Constituent Corporations are qualified to do business and (iii) as disclosed in Schedule 4.03, no consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party is necessary or required under any of the terms, conditions or provisions of any law or order of any Governmental or Regulatory Authority or any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets or properties is bound for the execution and delivery of this Agreement by each of Parent and Sub, the performance by each of Parent and Sub of its obligations hereunder or the consummation of the transactions contemplated hereby, other than such consents, approvals, actions, filings and notices which the failure to make or obtain, as the case may be, individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the ability of Parent and Sub to consummate the transactions contemplated by this Agreement.

    4.04.  Information Supplied.  The Offer Documents and any other documents to be filed by Parent with the SEC or any other Governmental or Regulatory Authority in connection with the Offer, the Merger and the other transactions contemplated hereby will (in the case of the Offer Documents and any such other documents filed with the SEC under the Exchange Act) comply as to form in all material respects with the requirements of the Exchange Act and will not, on the date of its filing or, in the case of the Offer Document, at the time it is mailed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to information supplied in writing by or on behalf of the Company and its Subsidiaries and information incorporated by reference therein from documents filed by the Company or any of its Subsidiaries with the SEC.

    4.05.  Vote Required.  The affirmative votes of the necessary majority of the votes cast by holders of Parent Common Stock at the Parent Shareholders' Meeting (as defined in Section 6.03(a)) is the only vote of the holders of any class or series of the capital stock of Parent required to approve the transactions contemplated hereby.

    4.06.  Financing.  Parent has and will have sufficient financial resources to consummate the Offer and the Merger.

    4.07.  Legal Proceedings.  There are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Parent, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of the Parent threatened against, relating to or affecting, the Parent, any of its Subsidiaries or any of their respective assets and properties which, individually or in the aggregate, could be reasonably expected to have a material adverse effect on the ability of the Parent to consummate the transactions contemplated by this Agreement, and neither the Parent nor any of its Subsidiaries is subject to any order of any Governmental or Regulatory Authority which, individually or in the aggregate, is having or could be reasonably expected to have a material adverse effect on the ability of the Parent to consummate the transactions contemplated by this Agreement.

    4.08.  Compliance with Laws and Orders.  The Parent and each Subsidiary of the Parent is in compliance with all applicable laws of all Governmental or Regulatory Authorities applicable to them except when such failure to comply, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the ability of the Parent to consummate the transactions contemplated by this Agreement. The Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the lawful conduct of their respective businesses (the "Parent Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on ability of the Parent to consummate the transactions contemplated by this Agreement. The Parent and its Subsidiaries are in compliance with the terms of the Parent Permits, except failures so to comply which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the Parent and its Subsidiaries taken as a whole. Except as disclosed in the Parent Securities Reports filed prior to the date of this Agreement, the Parent and its Subsidiaries are not in violation of or default under any law or order of any Governmental or Regulatory Authority, except for such violations or defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the ability of the Parent to consummate the transactions contemplated hereby.

    4.09.  Compliance with Agreements; Certain Agreements.  (a) Except as publicly disclosed prior to the date of this Agreement, neither the Parent nor any of its Subsidiaries nor, to the knowledge of the Parent, any other party thereto is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, could be reasonably expected to result in a default under, (i) the charter documents of the Parent or any of its Subsidiaries or (ii) any Contract to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries or any of their respective assets or properties is bound, except in the case of clause (ii) for breaches, violations and defaults which, individually or in the aggregate, are not having and could not be reasonably expected to have a material adverse effect on the ability of the Parent to consummate the transactions contemplated hereby.

ARTICLE V
COVENANTS

    5.01.  Covenants of the Company.  (a) At all times from and after the date hereof until the Effective Time, the Company covenants and agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement, or to the extent that Parent shall otherwise previously consent in writing) that the Company and each of its Subsidiaries shall conduct their respective businesses only in, and none of the Company, and such Subsidiaries shall take any action except in, the ordinary course consistent with past practice.

      (b) Without limiting the generality of paragraph (a) of this Section, (i) the Company and its Subsidiaries shall comply in all material respects with all laws and orders of all Governmental or Regulatory Authorities applicable to them, (ii) the Company shall not, nor shall it permit any of its

  Subsidiaries to, except as otherwise expressly provided for in this Agreement or as approved by Parent in writing:

        (A) amend or propose to amend its certificate or articles of incorporation or bylaws (or other comparable corporate charter documents);

        (B) (w) declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock (x) split, combine, reclassify or take similar action with respect to any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (y) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (z) directly or indirectly redeem, repurchase or otherwise acquire any shares of its capital stock or any Option with respect thereto;

        (C) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any Option with respect thereto (other than (y) the issuance of Company Common Stock pursuant to Options outstanding on the date of this Agreement and in accordance with their present terms, and (z) the issuance by a wholly-owned Subsidiary of its capital stock to its parent corporation or to another wholly-owned Subsidiary of its parent corporation);

        (D) modify or amend any right of any holder of outstanding shares of capital stock or Options with respect thereto;

        (E) acquire (by merging or consolidating with, or by purchasing any equity interest in or assets with a fair market value of $10,000 individually or in the aggregate of, or by any other manner) any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any such assets;

        (F) sell, lease, grant any security interest in or otherwise dispose of or encumber any of its material assets or properties or any shares of capital stock or equity or other interests in any Subsidiaries or Investments;

        (G) except to the extent required by applicable law, (x) permit any material change in (A) any pricing (except in the ordinary course of business consistent with past practice,) marketing, purchasing, investment, accounting, financial reporting, inventory, credit (except in the ordinary course of business consistent with past practice,) allowance or tax practice or policy or (B) any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes, or (y) make any material tax election or settle or compromise any material income tax liability with any Governmental or Regulatory Authority;

        (H) (x) incur (which shall be deemed to include entering into credit agreements, lines of credit or similar arrangements until borrowings are made under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or (y) voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled repayment date with respect to, or waive any right under, any indebtedness for borrowed money other than in the ordinary course of its business consistent with past practice;

        (I) enter into, adopt, amend in any material respect (except as may be required by applicable law) or terminate any Company Plan or, as the case may be, or other agreement, arrangement, plan or policy between such party or one of its Subsidiaries and one or more of its directors, officers or employees, or, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any agreement, arrangement, plan or policy in effect as of the date hereof, other than in respect to any employee who is not a director or officer in the ordinary course of business consistent with past practice;

        (J) enter into any Contract or amend or modify any existing Contract, or engage in any new transaction with (a) any Person not an affiliate of the Company which such Contract obligates the Company to expend $5,000, other than Contracts with any customer of the Company which obligate the Company to expend $100,000. and (b) any affiliate of the Company or any of its Subsidiaries;

        (K) make any capital expenditures or commitments for additions to plant, property or equipment constituting capital assets in excess of $5,000 individually or $25,000 in the aggregate;

        (L) incur any indebtedness for borrowed money with respect to Automated Language Processing Systems Ltd. or Alpnet Canada Inc other than utilizing the existing CIBC bank line for amounts up to C$2,000,000 in the aggregate. For any use of the CIBC bank line over and above such aggregate amount the prior written consent of Parent must be obtained by Company.

        (M) make any material change in the lines of business in which it participates or is engaged; or

        (N) enter into any Contract, commitment or arrangement to do or engage in any of the foregoing.

      (c)  Advice of Changes.  Each party shall confer on a regular and frequent basis with the other with respect to its business and operations and other matters relevant to the Merger, and shall promptly advise the other, orally and in writing, of any change or event, including, without limitation, any complaint, investigation or hearing by any Governmental or Regulatory Authority (or communication indicating the same may be contemplated) or the institution or threat of litigation, having, or which, insofar as can be reasonably foreseen, could have, a material adverse effect on the Company, and its Subsidiaries taken as a whole or on the ability of the Company or Parent, as the case may be, to consummate the transactions contemplated hereby; provided that no party shall be required to make any disclosure to the extent such disclosure would constitute a violation of any applicable law.

      (d)  Notice and Cure.  Each of Parent and the Company will notify in writing the other of, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Parent or the Company under this Agreement to be breached in any material respect or that renders or will render untrue any representation or warranty of Parent or the Company contained in this Agreement in any material respect. Each of Parent and the Company also will notify the other in writing of, and will use all commercially reasonable efforts to cure, before the Closing, any material violation or breach, as soon as practical after it becomes known to such party, of any representation, warranty, covenant or agreement made by Parent or the Company. No notice given pursuant to this paragraph, which has been cured prior to the time the condition contained in Section 8.01(b)(iii) is required to be fulfilled, shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

      (e)  Fulfillment of Conditions.  Subject to the terms and conditions of this Agreement, each of Parent and the Company will take or cause to be taken all commercially reasonable steps necessary or desirable and proceed diligently and in good faith to satisfy each condition to the other's obligations contained in this Agreement and to consummate and make effective the transactions contemplated by this Agreement, and neither Parent nor the Company will, nor will it permit any of its Subsidiaries to, take or fail to take any action that could be reasonably expected to result in the non-fulfillment of any such condition.

    5.02.  No Company Solicitations.  Prior to the Effective Time, the Company agrees (a) that neither it nor any of its Subsidiaries or other affiliates shall, and they shall use their reasonable best efforts to cause their respective Representatives (as defined in Section 9.11(g)) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to Company shareholders) with respect to a merger, consolidation or other business combination including the Company or any of its Subsidiaries, or any acquisition or similar transaction (including, without limitation, a tender or exchange offer) involving the purchase of all or any significant portion of the assets of the Company and its Subsidiaries taken as a whole or 10% or more of the outstanding shares of Company Common Stock (any such transaction, other than the transactions contemplated by this Agreement, being hereinafter referred to as a "Company Alternative Transaction"), or (u) engage in any negotiations concerning (v) provide any confidential information or data to (w) have any discussions with any person relating to, (x) enter into any contract agreement, understanding or arrangement relating to, (y) consummate or (z) otherwise facilitate any effort or attempt to make or implement, a Company Alternative Transaction; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person with respect to any of the foregoing, and it will take the necessary steps to inform such person with respect to any of the foregoing; and (c) that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it by any person; provided, however, that nothing contained in this Section 5.02 or in Section 6.03(b) shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with any person with sufficient financial resources to consummate the applicable proposed Company Alternative Transaction that makes a bona fide unsolicited written proposal not subject to any financing condition for a Company Alternative Transaction if, and only to the extent that, (A) the Board of Directors of the Company concludes in good faith that such proposal if consummated is reasonably likely to result in a Superior Company Transaction (as defined in Section 6.03(b)), and that such Company Alternative Transaction is reasonably likely to be consummated (B) the Board of Directors of the Company, based upon the advice of Callister, Nebeker & McCullough, determines in good faith that the failure to so act is reasonably likely to result in the Board of Directors breaching its fiduciary duties to shareholders imposed by law, (C) the Company shall have entered into a confidentiality and standstill agreement with such person in customary form which names Parent and Sub as an intended beneficiary and which is reasonably acceptable to Parent, (D) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, which notice shall identify such person and the proposed terms of such Company Alternative Transaction in reasonable detail, and (E) the Company keeps Parent informed of the status and all material information with respect to any such discussions or negotiations, including all written correspondence and draft and executed agreements; and (ii) to the extent required, complying with Rule 14e-2 promulgated under the Exchange Act with regard to any proposal relating to a Company Alternative Transaction. Nothing in this Section 5.02 or in Section 6.03(b) shall (x) permit the Company to terminate this Agreement (except in accordance with Section 8.01), (y) permit the Company to enter into any agreement with respect to a Company Alternative Transaction for so long as this Agreement remains in effect (other than a confidentiality and standstill agreement under the circumstances described above), or (z) affect any other obligation of the Company under this Agreement.

    5.03.  Third Party Standstill Agreements.  During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party. During such period, the Company shall reasonably enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

    5.04.  Conduct of Business of Sub.  Prior to the Effective Time, except as may be required by applicable law and subject to the other provisions of this Agreement, Parent shall cause Sub to (a) perform its obligations under this Agreement in accordance with its terms, (b) not incur directly or indirectly any material liabilities or obligations other than those incurred in connection with the Merger, (c) not engage directly or indirectly in any business or activities of any type or kind and not enter into any agreements or arrangements with any person, or be subject to or bound by any obligation or undertaking, which is not contemplated by this Agreement and (d) not create, grant or suffer to exist any Lien upon its properties or assets which would attach to any properties or assets of the Surviving Corporation after the Effective Time.

    5.05.  Takeover Statutes.  If any "fair price", "moratorium", "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby.

ARTICLE VI
ADDITIONAL AGREEMENTS

    6.01.  Access to Information; Confidentiality.  Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, throughout the period from the date hereof to the Effective Time, (i) provide the other party and its Representatives with full access, upon reasonable prior notice and during normal business hours, to all officers, employees, agents, lawyers and accountants of the Company or Parent, as the case may be, and its Subsidiaries and their respective assets, properties, books and records, but only to the extent that such access does not unreasonably interfere with the business and operations of the Company or Parent, as the case may be, and its Subsidiaries, and (ii) furnish promptly to such persons (x) a copy of each report, statement, schedule and other document filed or received by the Company or Parent, as the case may be, or any of its Subsidiaries pursuant to the requirements of federal or state securities laws and each material report, statement, schedule and other document filed with any other Governmental or Regulatory Authority, and (y) all other information and data (including, without limitation, copies of Contracts, Company Plans and other books and records) concerning the business and operations of the Company or Parent, as the case may be, and its Subsidiaries as the other party or any of such other persons reasonably may request. No investigation pursuant to this paragraph or otherwise shall affect any representation or warranty contained in this Agreement or any condition to the obligations of the parties hereto.

    6.02.  Preparation of Proxy Statement.  Company and Parent shall, as promptly as practicable following the expiration of the Offer, if required, prepare and file with the SEC the Proxy Statement and the Company shall use all reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable following the expiration of the Offer. Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between Company and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Company (i) shall provide Parent an opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably proposed by Parent and (iii) shall not file or mail such document or respond to the SEC prior to receiving Parent's approval, which approval shall not be unreasonably withheld or delayed.

    6.03.  Approval of Shareholders.  (a) Parent shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Parent Shareholders' Meeting") for the purpose of voting on the Parent Proposal (the "Parent Shareholders' Approval"), Parent shall, through its Board of Directors, include in the circular to shareholders convening the Parent Shareholders' Meeting the recommendation of the Board of Directors of Parent that the shareholders of Parent approve the Parent Proposal.

      (b) The Company shall, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the "Company Shareholders' Meeting" and, together with the Parent Shareholders' Meeting, the "Shareholders Meetings") for the purpose of voting on the adoption of this Agreement (the "Company Shareholders' Approval"), and shall use its reasonable best efforts to solicit proxies from Company shareholders in order to obtain the Company Shareholders' Approval. Except as provided in the next sentence, the Company shall, through its Board of Directors, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company adopt this Agreement. The Board of Directors of the Company shall be permitted to (a) not recommend to the Company's shareholders that they give the Company Shareholders' Approval or (b) withdraw or modify in a manner adverse to Parent its recommendation to the Company's shareholders that they give the Company Shareholders' Approval (including in connection with its recommendation of a Superior Company Transaction), but in either case only (x) if and to the extent that (i) a bona fide unsolicited written proposal for a Superior Company Transaction not subject to any financing condition is pending at such time from a person with sufficient financial resources to consummate such pending Superior Company Transaction and (ii) the Board of Directors of the Company determines in its good faith judgment that it is necessary to so fail to recommend, or to so withdraw or modify its recommendation, in order to comply with its fiduciary duties to shareholders under applicable law, which determination shall be based upon the advice of Callister, Nebeker & McCullough and (y) the Company and its Subsidiaries and other affiliates and their Representatives shall have complied with their obligations under Section 5.02 with respect to such Superior Company Transaction. "Superior Company Transaction" means any Company Alternative Transaction which (i) relates to at least 50% of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, (ii) is not conditioned on the receipt of financing, (iii) is made by a person who the Board of Directors of the Company has reasonably concluded in good faith will have adequate financial resources to, and will not encounter significant regulatory obstacles in order to, consummate such Company Alternative Transaction (iv) involves only the payment of cash and (v) is on terms that the Board of Directors of the Company determines in its good faith judgment, taking into account all relevant factors, (including the advice of Company Financial Advisor or a successor approved by Parent, which approval shall not be unreasonably withheld, and all the terms and conditions of the Company Alternative Transaction, including any break-up fees, expense reimbursement provisions and conditions to consummation) are more favorable and provide greater value to all of the Company's shareholders than this Agreement and the Merger taken as a whole.

      (c) Parent and the Company shall coordinate and cooperate with respect to the timing of the Shareholders' Meetings. Parent shall vote the shares of Company Common Stock owned by Parent, and shall use its best efforts to cause its Subsidiaries and other affiliates to vote the shares of Company Common Stock owned by its Subsidiaries and other affiliates, in favor of the adoption of this Agreement. The Company shall vote the shares of Parent Common Stock owned by the Company, and shall use its best efforts to cause its Subsidiaries and other affiliates to vote the shares of Parent Common Stock owned by its Subsidiaries and other affiliates, in favor of the Parent Proposal.

    6.04.  Regulatory and Other Approvals.  Subject to the terms and conditions of this Agreement and without limiting the provisions of Sections 6.02 and 6.03, prior to consummation of the Offer Company will, as promptly as practicable, (a) obtain all consents, approvals or actions of, make all filings with and give all notices to Governmental or Regulatory Authorities or any other public or private third parties listed on Schedule 3.04 or required of the Company or any of their Subsidiaries to consummate the Merger or the Offer and the other matters contemplated hereby, and (b) provide such other information and communications to such Governmental or Regulatory Authorities or other public or private third parties as the other party or such Governmental or Regulatory Authorities or other public or private third parties may request in connection therewith. In addition to and not in limitation of the foregoing, each of the parties, as applicable, will (x) take promptly all actions necessary to make any filings required of Parent and the Company or their affiliates under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"), (y) comply at the earliest practicable date with any request for additional information received by such party or its affiliates from the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "Antitrust Division") pursuant to the HSR Act, and (z) cooperate with the other party in connection with such party's filings under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Merger or the other matters contemplated by this Agreement commenced by either the FTC or the Antitrust Division or state attorneys general; provided, however, that nothing herein shall obligate Parent to agree to hold separate, sell or otherwise dispose of any Subsidiary or Investment of Parent or of the Company or any assets or properties thereof.

    6.05.  Directors' and Officers' Indemnification and Insurance.  (a) Until the third anniversary of the Effective Time and for so long thereafter as any claim for indemnification asserted on or prior to such date has not been fully adjudicated, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs and expenses (including reasonable attorneys' fees), liabilities, judgments and settlement amounts that are paid or incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative and whether asserted or claimed prior to, at or after the Effective Time) that is based on, or arises out of, the fact that such Indemnified Party is or was a director or officer of the Company or any of its Subsidiaries and relates to or arises out of any action or omission occurring at or prior to the Effective Time ("Indemnified Liabilities"), and (ii) all Indemnified Liabilities based on, or arising out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the full extent a corporation is permitted under applicable law to indemnify its own directors or officers, as the case may be; provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent; and provided, further, that the Surviving Corporation shall not be liable for any Indemnified Liabilities which occur as a result of the Indemnified Party's criminal or fraudulent actions. Without limiting the foregoing, in the event that any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising prior to or after the Effective Time), (w) the Surviving Corporation will pay expenses in advance of the final disposition of any such claim, action, suit, proceeding or investigation to each Indemnified Party to the full extent permitted by applicable law; provided that the person to whom expenses are advanced provides any undertaking required by applicable law to repay such advance if it is ultimately determined that such person is not entitled to indemnification; (x) the Indemnified Parties shall retain counsel satisfactory to the Surviving Corporation; (y) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (z) the Surviving Corporation shall use all commercially reasonable efforts to assist in the defense of any such matter. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation, but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this paragraph except to the extent such failure materially prejudices the Surviving Corporation. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties in which case, the Indemnified Parties may retain more than one law firm.

      (b) Except to the extent required by law, until the third anniversary of the Effective Time, Parent will not take any action, as a stockholder of the Surviving Corporation, so as to amend, modify or repeal the provisions for indemnification of directors, officers or employees contained in the certificates or articles of incorporation or bylaws (or other comparable charter documents) of the Surviving Corporation and its Subsidiaries (which as of the Effective Time shall be the same for such individuals as those maintained by the Company and its Subsidiaries on the date hereof) in such a manner as would adversely affect the rights of any individual who shall have served as a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time to be indemnified by such corporations in respect of their serving in such capacities prior to the Effective Time; it being understood and agreed that no restriction shall apply to any liquidation or dissolution of the Surviving Corporation or any bankruptcy proceeding involving the Surviving Corporation.

      (c) The Surviving Corporation shall, until the third anniversary of the Effective Time and for so long thereafter as any claim for insurance coverage asserted on or prior to such date has not been fully adjudicated, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its Subsidiaries as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties) with respect to claims arising from facts or events that occurred on or prior to the Effective Time; provided that, in no event shall the Surviving Corporation be obligated to expend in order to maintain or procure insurance coverage pursuant to this paragraph any amount per annum in excess of 115% of the aggregate premiums payable by the Company and its Subsidiaries for the current fiscal year (on an annualized basis) for such purpose (the "Maximum Amount"), and if the Surviving Corporation is unable to obtain the insurance required by this Section 6.06 for the Maximum Amount, then it shall obtain as much comparable insurance as possible for an annual premium equal to the Maximum Amount.

      (d) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and each party entitled to insurance coverage under paragraph (c) above, respectively, and his or her heirs and legal representatives, and shall be in addition to any other rights an Indemnified Party may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of its Subsidiaries, under applicable law or otherwise.

    6.06.  Expenses.  Except as set forth in Section 8.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, except that the expenses incurred in connection with printing and mailing the Proxy Statement, as well as any filing fees relating thereto, shall be shared equally by Parent and the Company.

    6.07.  Brokers or Finders.  Each of Parent and the Company represents, as to itself and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except the Company Financial Advisor, whose fees and expenses will be paid by the Company in accordance with the Company's agreement with such firm (a true and complete copy of which has been delivered by the Company to Parent prior to the execution of this Agreement), and Collin Stewart, whose fees and expenses will be paid by Parent in accordance with Parent's agreement with such firm and each of Parent and the Company shall indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other such fee or commission or expenses related thereto asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

    6.08.  Conveyance Taxes.  The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

    6.09.  Option Cancellations.  At the request of Parent, the Company (or, if appropriate, any committee administering any Options or plans or agreements relating thereto) will use its reasonable best efforts to make adjustments to the terms of all outstanding employee stock Options to purchase shares of Company Common Stock, whether or not presently exercisable, granted by the Company or any Company Subsidiary under any Option or plan or agreement related thereto in order to provide that each such Option outstanding immediately prior to the Effective Time shall be canceled or exercised.

    6.10.  Non-Solicitation of Employees.  Parent and Sub agree that, until the Effective Time, or if the transactions contemplated by this Agreement are not consummated for two years after the termination of the Letter of Intent, they will not, and will not permit any of their employees, affiliates or agents to directly or indirectly solicit, induce or hire away, or assist any third party in soliciting, diverting or hiring away, any key employee of ALPNET; provided that, it shall not be a breach of this section 6.11 if any key employee of ALPNET applies for employment with Parent or Sub as a result of an employment advertisement placed by Parent or Sub.

ARTICLE VII
CONDITIONS

    7.01.  Conditions to Each Party's Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

      (a)  Shareholder Approval.  This Agreement shall have been adopted by the requisite vote of the shareholders of the Company under the Utah Code. The shareholders of Parent shall have approved the Parent Proposal, this Agreement and the Offer by the requisite vote of such shareholders under applicable law.

      (b)  No Injunctions or Restraints.  No court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or otherwise restricting, preventing or prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

    7.02.  Conditions to Obligation of Parent and Sub to Effect the Merger.  The obligation of Parent and Sub to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by Parent and Sub in their sole discretion):

      (a)  Representations and Warranties.  Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement.

      (b)  Performance of Obligations.  The Company shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or prior to the Closing.

      (c)  Governmental and Regulatory and Other Consents and Approvals.  Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on the Company and its Subsidiaries taken as a whole or Parent and its Subsidiaries taken as a whole or to materially diminish the value of the transactions contemplated by this Agreement to Parent, or on the ability of Parent and the Company to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to Parent.

      (d)  Proceedings.  All proceedings to be taken on the part of the Company in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to Parent, and Parent shall have received copies of all such documents and other evidences as Parent may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      (e)  Net Debt.  The Company's net external debt shall not exceed $14 million. For purposes of this Agreement, net external debt shall include all overdrafts, borrowings, indebtedness for borrowed money, loans, debt, hire purchase, finance leases and similar commitments to third parties (other than trade payables, accrued payroll and related benefits, accrued charges relating to restructuring or related activities, other accrued expenses and income taxes payable, incurred in the ordinary course of business consistent with past practice) owed by the Company or its Subsidiaries to any person other than the Company or its Subsidiaries less all cash balances held by the Company or its Subsidiaries with any person other than the Company or its Subsidiaries. Any reduction in cash balances arising from restructuring actions taken prior to closing, upon the mutual agreement of Company and Parent, evidenced by the prior written consent of Parent that such actions are to be excluded from the calculation of net external debt, shall be excluded from the calculation of net external debt.

      (f)  Net Assets.  The net assets of the Company and its subsidiaries on a consolidated basis shall not be less than $5 million. Any reduction in net assets arising from restructuring actions taken prior to the Closing, upon the mutual agreement of the Company and Parent, shall be excluded from the calculation of net assets.

    7.03.  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the fulfillment, at or prior to the Closing, of each of the following additional conditions (all or any of which may be waived in whole or in part by the Company in its sole discretion):

      (a)  Representations and Warranties.  Each of the representations and warranties made by Parent and Sub in this Agreement shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct in all respects giving effect to such standard) as of the Closing Date as though made on and as of the Closing Date or, in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date, except as affected by the transactions contemplated by this Agreement.

      (b)  Performance of Obligations.  Parent and Sub shall have performed and complied with, in all material respects, each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent or Sub at or prior to the Closing.

      (c)  Proceedings.  All proceedings to be taken on the part of Parent and Sub in connection with the transactions contemplated by this Agreement and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company, and the Company shall have received copies of all such documents and other evidences as the Company may reasonably request in order to establish the consummation of such transactions and the taking of all proceedings in connection therewith.

      (d)  Purchase of Shares in the Offer.  Sub shall have previously accepted for payment and paid for the shares of Company Common Stock validly tender pursuant to the Offer.

      (e)  Governmental and Regulatory and Other Consents and Approvals.  Other than the filing provided for by Section 1.03, all consents, approvals and actions of, filings with and notices to any Governmental or Regulatory Authority or any other public or private third parties required of Parent, the Company or any of their Subsidiaries to consummate the Merger and the other matters contemplated hereby, the failure of which to be obtained or taken could be reasonably expected to have a material adverse effect on the ability of the Company to consummate the transactions contemplated hereby or to materially diminish the value of the transactions contemplated by this Agreement to Parent, or on the ability of Parent and the Company to consummate the transactions contemplated hereby, shall have been obtained, all in form and substance reasonably satisfactory to Parent.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

    8.01.  Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval or the Parent Shareholders' Approval:

      (a) By mutual written agreement of the parties hereto duly authorized by action taken by or on behalf of their respective Boards of Directors;

      (b) By either the Company or Parent upon notification to the non-terminating party by the terminating party:

         (i) by either Parent or the Company if (A) as a result of the failure of any of the conditions set forth in Exhibit A, the Offer shall have terminated or expired in accordance with its terms without Sub having purchased any shares of Company Common Stock pursuant to the Offer or (B) Sub shall not have accepted for payment any shares of Company Common Stock pursuant to the Offer prior to February 10, 2002; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Offer to be consummated by such time;

        (ii) if the Company Shareholders' Approval shall not be obtained by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor, provided that the Company shall have no right to terminate this Agreement if such failure is due to delay or default on the part of the Company;

        (iii) if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach has not been cured within thirty (30) days following receipt by the non-terminating party of written notice of such breach from the terminating party;

        (iv) if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise restricting, preventing or prohibiting the Merger and such order shall have become final and nonappealable; or

        (v) if the Parent Shareholders' Approval shall not be obtained with respect to the Parent Proposal by reason of the failure to obtain the requisite vote upon a vote held at a meeting of such shareholders, or any adjournment thereof, called therefor, unless such failure is due to delay or default on the part of Parent.

      (c) By the Company if the Board of Directors of the Company shall have determined in good faith, based upon the advice of Callister, Nebeker & McCullough, that failure to terminate this Agreement is reasonably likely to result in the Board of Directors breaching its fiduciary duties to shareholders under applicable law by reason of the pendency of an unsolicited, bona fide proposal for a Superior Company Transaction, but only if the Company and its Subsidiaries and other Representatives of the Company shall have complied with their obligations under Section 5.02; provided, however, that the Company may not terminate this Agreement pursuant to this clause (c) unless five business days shall have elapsed after delivery to Parent of a written notice of such determination by such Board of Directors; or

      (d) By Parent if (x) the Board of Directors of the Company (or any committee thereof) shall have (i) failed to recommend or withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, the Offer and the Merger, (ii) recommended or taken no position with respect to a proposal for a Company Alternative Transaction or (iii) following the announcement or making of a proposal for a Company Alternative Transaction, failed to reconfirm its recommendation of this Agreement and the Merger within 96 hours following a written request for such reconfirmation by Parent or (y) there shall have occurred the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal or state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal or state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs.

    8.02.  Effect of Termination.  (a) If this Agreement is validly terminated by either the Company or Parent pursuant to Section 8.01, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of either the Company or Parent (or any of their respective

Representatives or affiliates), except (i) that the provisions of Sections 6.06 and 6.07 and this Section 8.02 will continue to apply following any such termination, (ii) that nothing contained herein shall relieve any party hereto from liability for breach of its representations, warranties, covenants or agreements contained in this Agreement and (iii) as provided in paragraph (b) below.

      (b) If (x) the Company shall have terminated this Agreement pursuant to Section 8.01(c) or (y) Parent shall have terminated this Agreement pursuant to Section 8.01(b)(iii) or Section 8.01(d) then, in either of such cases, the Company shall pay Parent a termination fee of $300,000 payable by wire transfer of immediately available funds on the tenth business day following any such termination.

      (c) If following the public announcement of a proposal for a Company Alternative Transaction by any person, the Company shall have terminated this Agreement pursuant to Section 8.01(b)(i) or 8.01(b)(ii), and, within twelve (12) months after any termination described in this sentence, the Company or any of its Subsidiaries shall have entered into a binding agreement providing for the consummation of (and which in fact is consummated pursuant to such binding agreement), or shall have consummated a Company Alternative Transaction, then, in any such cases, the Company shall pay Parent a termination fee of $300,000. Any fee payable under this Section 8.02(c) shall be paid by wire transfer of immediately available funds concurrent with or prior to the consummation of such Company Alternative Transaction. (d)Each of Parent and the Company acknowledges that the agreements contained in the preceding paragraph is an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to either paragraph, and in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amounts set forth in such paragraph, Parent shall be entitled to have its cost and expenses (including reasonable attorneys' fees and expenses) reimbursed in connection with such suit, together with interest on the amount of the fee at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made.

    8.03.  Amendment.  This Agreement may be amended, supplemented or modified by action taken by or on behalf of the respective Boards of Directors of the parties hereto at any time prior to the Effective Time, whether prior to or after the Company Shareholders' Approval or the Parent Shareholders' Approval shall have been obtained, but after such adoption and approval only to the extent permitted by applicable law. No such amendment, supplement or modification shall be effective unless set forth in a written instrument duly executed by or on behalf of each party hereto.

    8.04.  Waiver.  At any time prior to the Effective Time any party hereto, by action taken by or on behalf of its Board of Directors, may to the extent permitted by applicable law (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties or compliance with the covenants or agreements of the other parties hereto contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the conditions of such party contained herein. No such extension or waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party extending the time of performance or waiving any such inaccuracy or non-compliance. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

ARTICLE IX
GENERAL PROVISIONS

    9.01.  Non-Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger but shall terminate at the Effective Time, except for the agreements contained in Article I and Article II, in Sections 6.06, 6.07 and 6.08, and this Article IX.

    9.02.  Notices.  All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or mailed (first class postage prepaid or by recognized overnight courier) to the parties at the following addresses or facsimile numbers:

  If to Parent or Sub, to:

  SDL plc
  SDL International
  Butler House
  Market Street
  Maidenhead, Berks S16 8AA
  Facsimile Number: +44 (0)1626 410151
  Attn: Mark Lancaster

  With a required copy to:

  Dechert
  2 Serjeants Inn
  London
  EC4Y 1LT
  Facsimile: 44 207 353 3683
  Attn: David E. Schulman/Brian McCall

  If to the Company, to:

  ALPNET Inc.
  4460 South Highland Drive, Suite 100
  Salt Lake City, UT 84124-3543
  Facsimile Number: 801-273-6610
  Attn: Jim Morgan/John Wittwer

  With a required copy to:

  Callister Nebeker & McCullough
  Gateway Tower East Suite 900
  10 East South Temple
  Salt Lake City, Utah 84133
  USA
  Facsimile: 801-364-9127
  Attn: Richard T. Beard/Laurie S. Hart

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by mail or recognized overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

    9.03.  Entire Agreement; Incorporation of Exhibits.  (a) This Agreement supersedes all prior discussions and agreements among the parties hereto with respect to the subject matter hereof, other than the Confidentiality Agreement, the Promissory Note, the Security and Pledge Agreement, the Guarantee Agreement, the two Pledge Agreements regarding the Canadian subsidiaries and any related documents, which shall survive the execution and delivery of this Agreement in accordance with its terms, and contains, together with the Confidentiality Agreement, the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

      (b) The schedules and any Exhibit attached to this Agreement and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

    9.04.  Public Announcements.  Except as otherwise required by law or the rules of any applicable securities exchange or national market system, so long as this Agreement is in effect, Parent and the Company will not, and will not permit any of their respective Representatives to, issue or cause the publication of any press release or make any other public announcement with respect to the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld. Parent and the Company will cooperate with each other in the development and distribution of all press releases and other public announcements with respect to this Agreement and the transactions contemplated hereby, and will furnish the other with drafts of any such releases and announcements as far in advance as practicable.

    9.05.  No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and except as provided in Section 6.06(d), it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

    9.06.  No Assignment; Binding Effect.  Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other parties hereto and any attempt to do so will be void, except that Sub may assign any or all of its rights, interests and obligations hereunder to another direct or indirect wholly-owned Subsidiary of Parent, provided that any such Subsidiary agrees in writing to be bound by all of the terms, conditions and provisions contained herein. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

    9.07.  Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define, modify or limit the provisions hereof.

    9.08.  Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or order, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

    9.09.  Governing Law; Consent to Jurisdiction.  (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Utah applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

      (b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court located in Salt Lake City, State of Utah or any Utah state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the State of Utah. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9.02, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

    9.10.  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specified terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.11.  Certain Definitions.  As used in this Agreement:

      (a) except as provided in Section 6.04, the term "affiliate," as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

      (b) a person will be deemed to "beneficially" own securities if such person would be the beneficial owner of such securities under Rule 13d-3 under the Exchange Act, including securities which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time);

      (c) the term "business day" means a day other than Saturday, Sunday or any day on which banks located in the cities of Salt Lake City, New York and London are authorized or obligated to close;

      (d) the term "knowledge" or any similar formulation of "knowledge" shall mean, (i) with respect to the Company, the actual knowledge, as of the date hereof, of the individuals listed in Schedule 9.11(d)(i) and (ii) with respect to Parent, the knowledge of the individuals listed in Section 9.11(d)(ii);

      (e) any reference to any event, change or effect being "material" or "materially adverse" or having a "material adverse effect" on or with respect to an entity (or group of entities taken as a whole) means any such event, change or effect that is material or materially adverse, as the case may be, to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of such entity (or of such group of entities taken as a whole); to be deemed "material" or "materially adverse" or having a "material adverse effect" the damages must exceed $300,000;

      (f)  the term "person" shall include individuals, corporations, partnerships, trusts, limited liability companies and other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act);

      (g) the "Representatives" of any entity means such entity's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives;

      (h) the term "Subsidiary" means, with respect to any Person, any corporation, partnership, trust, limited liability company, joint venture or other entity or organization, whether incorporated or unincorporated, of which more than fifty percent (50%) of either the equity interests in, or the voting control of, such corporation or other organization is, directly or indirectly through Subsidiaries or otherwise, beneficially owned by such party; and

    9.12.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

    IN WITNESS WHEREOF, each party hereto has caused this Agreement to be signed by its officer thereunto duly authorized as of the date first above written.

Attest:	SDL plc
By:

Name:
Title:
Attest:	Arctic Inc.
By:

Name:
Title:
Attest:	ALPNET, Inc.
By:

Name:
Title:

EXHIBIT A

CONDITIONS OF THE OFFER

    Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to pay for any shares of Company Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer at least 50.1% of the outstanding shares of Company Common Stock (the "Minimum Tender Condition"); and (ii) Parent shall have obtained the approval of its stockholders to the Offer, the Merger and any related transactions or events. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer or if, as of the scheduled expiration date of the Offer (as extended) and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

  (a)
  Any judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental or Regulatory Authority of competent jurisdiction or other legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the purchase of shares of Company Common Stock pursuant to the Offer or the Merger or there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or issued by any Governmental or Regulatory Authority that would be reasonably likely to result in any of the consequences referred to in paragraph (b) below;

  (b)
  There shall be pending any suit, action or proceeding by any Governmental or Regulatory Authority, (i) challenging the acquisition by Parent or Sub of any shares of Company Common Stock, seeking to restrain or prohibit consummation of the Offer or the Merger, or seeking to place limitations on the ownership of shares of Company Common Stock (or shares of common stock of the Surviving Corporation) by Parent or Sub, (ii) seeking to prohibit or limit the ownership or operation by the Company or Parent and their respective subsidiaries of any material portion of the business or assets of the Company or Parent and their respective subsidiaries taken as a whole, or to compel the Company or Parent and their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries taken as a whole, as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or Parent and their respective subsidiaries taken as a whole;

  (c)
  There shall have occurred and continue to exist (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange for a period in excess of ten consecutive trading hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchange not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (iii) any limitation (whether or not mandatory) by any Governmental or Regulatory Authority in the United States on the extension of credit by banks or other financial institutions;

  (d)
  Any representation and warranty of the Company set forth in this Agreement shall not be materially true and correct, in each case, (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall not be true and

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    correct in all respects giving effect to such standard) as of the date of this Agreement or as of the scheduled or extended expiration of the Offer (except to the extent such representation and warranty is expressly made as of an earlier date, in which case as of such earlier date);

  (e)
  The Company shall have failed to perform in any material respect its obligations or to comply in any material respect with its agreements or covenants required to be performed or complied with by it under this Agreement;

  (f)
  This Agreement shall have been terminated (i) by the Company in accordance with its terms, which, in the reasonable judgment of Sub or Parent, or (ii) by Sub or Parent in accordance with its terms, which in the sole and reasonable judgment of Sub or Parent, in any such case, and regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or any of its affiliates), makes it inadvisable to proceed with such acceptance for payment or payment;

  (g)
  There shall have occurred the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal or state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal or state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs;

  (h)
  The Company's net external debt shall exceed $14 million. Net external debt shall include all overdrafts, borrowings, indebtedness for borrowed money, loans, debt, hire purchase, finance leases and similar commitments to third parties (other than trade payables, accrued payroll and related benefits, accrued charges related to restructuring or related activities, other accrued expenses and income taxes payable, incurred in the ordinary course of business consistent with past practice) owed by the Company or its Subsidiaries to any person other than the Company or its Subsidiaries less all cash balances held by the Company or its Subsidiaries with any person other than the Company or its Subsidiaries. Any reduction in cash balances arising from restructuring actions taken prior to closing, upon the mutual agreement of Company and Parent, evidenced by the prior written consent of Parent that such actions are to be excluded from the calculation of net external debt, shall be excluded from the calculation of net external debt; or

  (i)
  The net assets of the Company and its subsidiaries on a consolidated basis shall be less than $5 million. Any reduction in net assets arising from restructuring actions taken prior to the Closing, upon the mutual agreement of the Company and Parent, shall be excluded from the calculation of net assets.

    The foregoing conditions are for the sole benefit of Sub and Parent and may be asserted by Sub or Parent regardless of the circumstances giving rise to such condition or may be waived by Sub and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent, Sub or any other affiliate of Parent at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

    The terms in this Exhibit A that are defined in the attached merger agreement have the meanings set forth therein.

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AGREEMENT AND PLAN OF MERGER dated as of December 12, 2001 by and among SDL plc Arctic Inc. and ALPNET, Inc.
EXHIBIT A CONDITIONS OF THE OFFER